As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REAL REMAX GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	42-2140010
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, 17th Floor, Miami, Florida 33131

(Address of Principal Executive Offices) (Zip Code)

Real REMAX Group Inc. 2026 Stock Incentive Plan
The Real Brokerage Inc. 2025 Stock Incentive Plan
The Real Brokerage Inc. Amended and Restated Omnibus Incentive Plan
The Real Brokerage Inc. Omnibus Incentive Plan
The Real Brokerage Inc. Amended and Restated Stock Option Plan
The Real Brokerage Inc. Restricted Share Unit Plan
Restricted Stock Unit Inducement Award Agreement (Time-Vested)

Restricted Stock Unit Inducement Award Agreement (Performance-Vested)

RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan
RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan
(Full title of the plan)

Corporate Creations
1521 Concord Pike Suite 201
Wilmington, DE 19803

(Name and address of agent for service)

+1 (866) 761-1444

(Telephone number, including area code, of agent for service)

Copies to:

Alexandra Lumpkin
701 Brickell Avenue, 17th Floor
Miami, Florida, 33131
305-306-9553

David K. Boston, Esq.

Sean M. Ewen, Esq.
Andrew C. Marmer, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
212-728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Explanatory Note

On August 24, 2026 (the “Merger Effective Date”), The Real Brokerage Inc., a corporation existing under the laws of the Province of British Columbia (“Real”), and RE/MAX Holdings, Inc., a Delaware corporation (“REMAX”), completed the previously announced business combination pursuant to that certain Arrangement Agreement and Plan of Merger, dated as of April 26, 2026 (the “Merger Agreement”), by and among Real, REMAX, Real REMAX Group Inc. (formerly known as Rome Wildlife, Inc.), a Delaware corporation (the “Company”), Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia (“Bidco”). Effective as of the Merger Effective Date, (i) Merger Sub I merged with and into REMAX (the “First Merger”), with REMAX continuing as a wholly owned subsidiary of the Company, and (ii) REMAX merged with and into Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of the Company. Prior to the consummation of the mergers, Real engaged in an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Transactions”), pursuant to which Real shareholders transferred their common shares of Real to Bidco for shares of the Company. As a result of the Transactions, Real and REMAX became direct wholly owned subsidiaries of the Company.

At the closing of the Transactions, among other things, the Company assumed or succeeded to all of Real’s and REMAX’s obligations under the following plans (collectively, the “Prior Plans”), including the share reserves remaining available for issuance with respect to outstanding and future awards under each of the Prior Plans, as applicable (the “Carryover Shares”):

(i)	The Real Brokerage Inc. 2025 Stock Incentive Plan;

(ii)	The Real Brokerage Inc. Amended and Restated Omnibus Incentive Plan;

(iii)	The Real Brokerage Inc. Omnibus Incentive Plan;

(iv)	The Real Brokerage Inc. Amended and Restated Stock Option Plan;

(v)	The Real Brokerage Inc. Restricted Share Unit Plan;

(vi)	Restricted Stock Unit Inducement Award Agreement (Time-Vested);

(vii)	Restricted Stock Unit Inducement Award Agreement (Performance-Vested);

(viii)	RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan; and

(ix)	RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.

Concurrently on the date hereof, the Company is filing a Current Report on Form 8-K12B for the purpose of establishing the Company as the successor issuer to Real and REMAX pursuant to Rule 12g-3(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement on Form S-8 (this “Registration Statement”) is being filed by the Company to register shares of its common stock (the “Company Common Stock”), par value $0.001 per share, issuable to eligible employees, officers, directors and consultants of the Company and certain related entities (“Eligible Persons”) under the Real REMAX Group Inc. 2026 Stock Incentive Plan (the “Plan”). The number of shares Company Common Stock being registered is based on (A) the product obtained by multiplying (i) the post-consolidation stock-election exchange ratio of 0.10 Company Common Stock by (ii) 220,990,046 common shares of Real (the “Real Common Shares”), without par value (the maximum number of shares of Real Common Shares that may be canceled and exchanged in the Transactions), plus (B) the product obtained by multiplying (i) the post-consolidation stock-election exchange ratio of 0.515 Company Common Stock by (ii) 33,792,415 shares, par value $0.0001 per share, of Class A common stock of REMAX (the “REMAX Class A Common Stock”), the maximum number of shares of REMAX Class A Common Stock that may be canceled and exchanged in the Transactions, which includes shares issued in the conversion of RIHI, Inc. common stock into REMAX Class A Common Stock immediately prior to the First Merger, plus (C) the product obtained by multiplying (i) the post-consolidation stock-election exchange ratio of 0.515 Company Common Stock by (ii) 6,015,758 Company RSUs and Company PSUs (each as defined in the Merger Agreement) outstanding immediately prior to the First Merger time, in each case assuming payment of the minimum aggregate cash consideration (with the balance paid in stock and subject to proration). Additionally, the Carryover Shares under the Prior Plans will also be issuable to Eligible Persons under the Plan.

2

Part I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.

The document(s) containing the information required by Part I of this Registration Statement, as specified in Rule 428(b)(1) promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), have been or will be sent or given to participants of the Plan in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon written or oral request, to Real REMAX Group Inc., 701 Brickell Avenue, 17th Floor, Miami, Florida 33131.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company, Real and REMAX with the Commission (excluding any information furnished to, rather than filed with, the Commission) are hereby incorporated by reference in this Registration Statement:

(a)	Company’s current report on Form 8-K12B filed with the Commission on August 24, 2026;

(b)	The registration statement on Form S-4 filed with the Commission on June 12, 2026, and the amendment to the registration statement on Form S-4/A filed with the Commission on July 7, 2026, including the joint proxy statement, prospectus and management information circular of Real and definitive proxy statement of REMAX, and as supplemented by prospectus supplements filed with the Commission pursuant to Rule 424(b)(3) on July 9, 2026 and August 6, 2026;

(c)	The annual report of Real on Form 40-F for the fiscal year ended December 31, 2025, filed on March 4, 2026 (the “Real Annual Report”);

(d)	The current reports of Real on Form 6-K, filed with the Commission on April 24, 2026, May 7, 2026, July 10, 2026 and August 6, 2026;

(e)	The annual report of REMAX on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 19, 2026 (the “REMAX Annual Report”), and the amendment to the REMAX Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the Commission on April 30, 2026;

(f)	The quarterly reports of REMAX on Form 10-Q for fiscal quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on May 8, 2026 and August 6, 2026, respectively; and

(g)	The current reports of REMAX on Form 8-K, filed with the Commission on February 11, 2026, February 18, 2026, March 25, 2026, April 28, 2026, July 14, 2026, August 4, 2026, August 6, 2026, August 14, 2026 and August 24, 2026.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the Commission) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director or officer for violations of fiduciary duty as a director or officer, as applicable, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, (4) for any transaction from which a director or officer derived an improper personal benefit or (5) for an officer in any action by or in the right of the corporation. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides for such limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such director or officer against the expenses that such officer or director actually and reasonably incurred.

The Certificate of Incorporation permits the indemnification of directors to the fullest extent permissible under Delaware law.

The Bylaws of the Company, among other things, provide for the indemnification of officers and directors who are or were involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, board observer, fiduciary or member of the management board (or foreign equivalent thereof) of another entity to the fullest extent permitted or required by law.

In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, substantially on a form which has been filed with the SEC. Such agreements may require the Company, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors of the Company or its subsidiaries, or at the Company’s request, service to certain other entities as directors or officers, board observers, fiduciaries or members of the management board (or foreign equivalent thereof) to the fullest extent permitted by law. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company maintains insurance on behalf of itself and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of Real REMAX Group Inc.	8-K12B	333-296768	3.1	August 24, 2026
3.2	Amended and Restated Bylaws of Real REMAX Group Inc.	8-K12B	333-296768	3.2	August 24, 2026
4.1	Real REMAX Group Inc. 2026 Stock Incentive Plan	8-K12B	333-296768	10.2	August 24, 2026
4.2	The Real Brokerage Inc. 2025 Stock Incentive Plan	6-K	01-40442	99.1 – Sch. A	April 25, 2025
4.3	The Real Brokerage Inc. Amended and Restated Omnibus Incentive Plan	S-8	333-269982	4.2	February 24, 2023
4.4	The Real Brokerage Inc. Omnibus Incentive Plan	S-8	333-269982	4.3	February 24, 2023
4.5	The Real Brokerage Inc. Amended and Restated Stock Option Plan	40FR12B	001-40442	99.27	May 25, 2021
4.6	The Real Brokerage Inc. Restricted Share Unit Plan	40FR12B	001-40442	99.27	May 25, 2021
4.7	Restricted Stock Unit Inducement Award Agreement (Time-Vested)	8-K	001-36101	10.2	November 13, 2023
4.8	Restricted Stock Unit Inducement Award Agreement (Performance-Vested)	8-K	001-36101	10.3	November 13, 2023

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.9	RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan	8-K	001-36101	10.2	May 20, 2025
4.10	RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan, as amended	S-8	333-191519	4.2	October 1, 2013
5.1	Opinion of Counsel					X
23.1	Consent of Counsel (included in Exhibit 5.1 of this Registration Statement)					X
23.2	Consent of Independent Registered Public Accounting Firm of Company					X
23.3	Consent of Independent Registered Public Accounting Firm of Real					X
23.4	Consent of Independent Registered Public Accounting Firm of REMAX					X
24.1	Power of Attorney (included on signature of this Registration Statement)					X
107	Filing Fee Table					X

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 24th day of August, 2026.

REAL REMAX GROUP Inc.

By:	/s/ Alexandra Lumpkin
	Name:	Alexandra Lumpkin
	Title:	Chief Legal Officer

Power of Attorney

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Tamir Poleg, Ravi Jani and Alexandra Lumpkin, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tamir Poleg	Chief Executive Officer and Director	August 24, 2026
Name: Tamir Poleg	(Principal Executive Officer)

/s/ Ravi Jani	Chief Financial Officer	August 24, 2026
Name: Ravi Jani	(Principal Financial Officer)

/s/ Leah Jenkins	Chief Accounting Officer	August 24, 2026
Name: Leah Jenkins	(Principal Accounting Officer)

/s/ Vikki Bartholomae	Director	August 24, 2026
Name: Vikki Bartholomae

/s/ Erik Carlson	Director	August 24, 2026
Name: Erik Carlson

/s/ Guy Gamzu	Director	August 24, 2026
Name: Guy Gamzu

/s/ Norman K. Jenkins	Director	August 24, 2026
Name: Norman K. Jenkins

/s/ Larry Klane	Director	August 24, 2026
Name: Larry Klane

/s/ Ken Pozek	Director	August 24, 2026
Name: Ken Pozek

/s/ Cathleen Raffaeli	Director	August 24, 2026
Name: Cathleen Raffaeli

/s/ Laurence Rose	Director	August 24, 2026
Name: Laurence Rose

/s/ Susanne Greenfield Sandler	Director	August 24, 2026
Name: Susanne Greenfield Sandler